EXHIBIT 99.1

Long Island Business News

State Bank avoids paying TARP

by LIBN Staff

Published: August 5th, 2011

Banks that took money through the federal government’s Troubled Asset Relief Program found out how perilous it can be to sign on the line that is dotted with Uncle Sam. It’s an understatement to say the attached strings made paying back the money complicated. But at least one local bank found a way to satisfy the government, without paying a cent.

Jericho-based State Bank of Long Island included $37 million in TARP money it owes the government as part of its sale price to Wayne, N.J.-based Valley National Bancorp. So Uncle will get his $37 million, to cover the value of its preferred stock – we told you this isn’t simple – in State Bank. It’ll just be from Valley, which is forking over the cash on top of about $222 million in stock.

“It’s a perfect outcome,” State Bancorp CEO Tom O’Brien told Confidential. As to whether TARP turned out to be a blessing or a problem for State Bank of Long Island, O’Brien sounded, how shall we put it? – ambivalent?

“It was probably both of those,” he said. “For State Bank, at the time, we thought it made sense, as a lot of banks thought, to protect against the unknown and to provide an additional cushion. In hindsight, that was right.”